UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                             The Grand Union Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    386532303
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Michael M. Pastore, Esq. GE Investment Management Incorporated
            3003 Summer Street, Stamford CT 06905 Ph. (203) 326-2312
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  May 15, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. |_|

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

--------------------------------------------------------------------------------
1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)

            Trefoil Capital Investors II, L.P. (EIN 95-4499689)
--------------------------------------------------------------------------------
2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)  X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  OO
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          17,610,674
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     17,610,674
Reporting
Persons With 10.   Shared Dispositive Power   0

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            Trefoil Investors II, Inc.  (EIN 95-4498559)
--------------------------------------------------------------------------------
2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)       00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          17,610,674
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     0
Reporting
Persons With 10.   Shared Dispositive Power   17,610,674

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            Sigma Hedge Partners, G.P.  (EIN 06-1420583)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          0
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     0
Reporting
Persons With 10.   Shared Dispositive Power   17,610,674

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            Delta PT Investors Corporation  (EIN 06-1420580)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          0
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     0
Reporting
Persons With 10.   Shared Dispositive Power   17,610,674

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            Epsilon Equities, Inc.  (EIN 06-1420581)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------

            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          0
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     0
Reporting
Persons With 10.   Shared Dispositive Power   0

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            Trustees of General Electric Pension Trust  (EIN 14-6015763)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------

            New York
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          0
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     0
Reporting
Persons With 10.   Shared Dispositive Power   17,610,674

11.   Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)      Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    EP
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            GE Investment Private Placement Partners II, a Limited Partnership (EIN 06-1429671)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  00
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          17,610,674
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     17,610,674
Reporting
Persons With 10.   Shared Dispositive Power   0

11.    Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            GE Investment Management Incorporated  (EIN 06-1238874)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  Not Applicable
--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            Delaware
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          17,610,674
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     17,610,674
Reporting
Persons With 10.   Shared Dispositive Power   0

11.   Aggregate Amount Benefically Owned by Each Reporting Person 35,221,348
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    77.57%
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.          Names of Reporting Persons
            I.R.S. Identification Nos. of above persons (entities only)
            General Electric Company  (EIN 14-0689340)
--------------------------------------------------------------------------------

2.          Check the Appropriate Box if a Member of a Group  (See Instructions)

            (a)
            --------------------------------------------------------------------
            (b)   X
--------------------------------------------------------------------------------

3.          SEC Use Only
--------------------------------------------------------------------------------

4.          Source of Funds  (See Instructions)  Not Applicable
--------------------------------------------------------------------------------

5.          Check if Disclosure of Legal Proceedings Is Required Pursuant to
            Items  2(d) or 2(e)                                              X
--------------------------------------------------------------------------------

6.          Citizenship or Place of Organization
--------------------------------------------------------------------------------
            New York
--------------------------------------------------------------------------------

Number of    7.    Sole Voting Power          Disclaimed  (see 11 below)
Shares
Beneficially 8.    Shared Voting Power        0
Owned by
Each         9.    Sole Dispositive Power     Disclaimed  (see 11 below)
Reporting
Persons With 10.   Shared Dispositive Power   0

11. Aggregate Amount Benefically Owned by Each Reporting Person Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------

12.         Check if the Aggregate Amount in Row (11) Excludes Certain Shares
            (See Instructions)                   Not Applicable
--------------------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)    Not Applicable
--------------------------------------------------------------------------------

14.         Type of Reporting Person  (See Instructions)    CO
--------------------------------------------------------------------------------

ITEM 1.  Security and Issuer.

            Item 1 of the Schedule 13D is hereby amended and supplemented to add the following:

This Amendment No. 9 amends and supplements the Statement on Schedule 13D filed by Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil"), Trefoil Investors II, Inc., a Delaware corporation ("Trefoil II"), Sigma Hedge Partners, G.P., a Delaware partnership ("Sigma"), Delta PT Investors Corporation, a Delaware corporation ("Delta"), Epsilon Equities, Inc., a Delaware corporation ("Epsilon"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEIPPPII"), GE Investment Management Incorporated, a Delaware corporation ("GEIM") and General Electric Company, a New York corporation ("GE") (collectively, the "Reporting Persons"), with the Securities and Exchange Commission ("SEC") on August 12, 1996 and amended pursuant to Amendment No. 1 thereto filed on September 18, 1996, Amendment No. 2 thereto filed on February 27, 1997, Amendment No. 3 thereto filed on March 21, 1997, Amendment No. 4 thereto filed on May 29, 1997, Amendment No. 5 thereto filed on June 10, 1997, Amendment No. 6 thereto filed on June 13, 1997, Amendment No. 7 thereto filed on April 28,
1998 and Amendment No. 8 thereto filed on May 18,1998 (as amended, the "Schedule 13D"), relating to the common stock, par value $1.00 per share (the "Common Stock") of The Grand Union Company (the "Company"), which is issuable upon conversion of the shares of the Company's Class A Convertible Preferred Stock, par value $1.00 per share ("Class A Stock") and shares of Class B Convertible Preferred Stock, par value $1.00 per share ("Class B Stock"). Capitalized terms used herein shall have the meanings given to them in the Schedule 13D.

            The Reporting Persons have entered into a Joint Filing Agreement, dated as of May 22, 1998, attached hereto as Schedule I.

ITEM 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

            Item 6 of the Schedule 13D is hereby amended and supplemented to add the following:

            On May 15, 1998, the holders of the Company's Preferred Stock signed an agreement (the "Agreement") with the Company pursuant to which each such holder agreed, in the absence of certain specified events, to vote to accept a proposed plan of reorganization to be filed with the United States Bankruptcy Court. The proposed plan of reorganization provides for the issuance to such holders of certain warrants to purchase new common stock of the restructured Company, as described under Item 4 of Amendment No. 8 to this Schedule 13D, which is incorporated herein by reference.

            The foregoing description of the Agreement is qualified in its entirety by reference to the full text thereof, filed as Exhibit 1 hereto and incorporated herein by reference.

ITEM 7. Material to be Filed as Exhibits.

   Exhibit 1 -    Agreement, dated as of May 15, 1998, among The Grand Union
                  Company; GE Investment Private Placement Partners II, A
                  Limited Partnership; Trefoil Capital Investors II, L.P.; and
                  The Roger Stangeland Family Limited Partnership

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:    May 22, 1998


                                    TREFOIL CAPITAL INVESTORS II, L.P.
                                    By:  Trefoil Investors II, Inc.,
                                    a general partner

                                    By:    /s/ Michael J. McConnell
                                           --------------------------------
                                           Name:  Michael J. McConnell
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 22, 1998


                                    TREFOIL INVESTORS II, INC.


                                    By:    /s/ Michael J. McConnell
                                           --------------------------------
                                           Name:  Michael J. McConnell
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 22, 1998


                                    SIGMA HEDGE PARTNERS, G.P.
                                    By:  Delta PT Investors Corporation,
                                    a general partner

                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    DELTA PT INVESTORS CORPORATION


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    EPSILON EQUITIES, INC.


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    TRUSTEES OF GENERAL ELECTRIC
                                    PENSION TRUST


                                    By:    /s/ Alan M. Lewis
                                           --------------------------------
                                           Name:  Alan M. Lewis
                                           Title:  Trustee

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    GE INVESTMENT PRIVATE
                                    PARTNERS II, A LIMITED PARTNERSHIP
                                    By: GE Investment Management Incorporated,
                                    as general partner


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    GE INVESTMENT MANAGEMENT
                                    INCORPORATED


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    Signature


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 22, 1998


                                    GENERAL ELECTRIC COMPANY


                                    By:    /s/ John H. Myers
                                           --------------------------------
                                           Name: John H. Myers
                                           Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and among all the undersigned that the Amendment No. 9 to the Schedule 13D filed on this date with respect to the beneficial ownership by the undersigned of shares of Common Stock of The Grand Union Company is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


Dated: May 22, 1998


                                    TREFOIL CAPITAL INVESTORS II, L.P.
                                    By:  Trefoil Investors II, Inc.,
                                    a general partner

                                    By:    Michael J. McConnell
                                           --------------------------------
                                           Name:  Michael J. McConnell
                                           Title:  Vice President

                                    TREFOIL INVESTORS II, INC.


                                    By:    /s/ Michael J. McConnell
                                           --------------------------------
                                           Name:  Michael J. McConnell
                                           Title:  Vice President

                                    SIGMA HEDGE PARTNERS, G.P.
                                    By:  Delta PT Investors Corporation,
                                    a general partner

                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    DELTA PT INVESTORS CORPORATION


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    EPSILON EQUITIES, INC.


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    TRUSTEES OF GENERAL ELECTRIC
                                    PENSION TRUST


                                    By:    /s/ Alan M. Lewis
                                           --------------------------------
                                           Name:  Alan M. Lewis
                                           Title:  Trustee

                                    GE INVESTMENT PRIVATE
                                    PARTNERS II, A LIMITED PARTNERSHIP
                                    By: GE Investment Management Incorporated,
                                    as general partner


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    GE INVESTMENT MANAGEMENT
                                    INCORPORATED


                                    By:    /s/ Michael M. Pastore
                                           --------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President

                                    GENERAL ELECTRIC COMPANY


                                    By:    /s/ John H. Myers
                                           --------------------------------
                                           Name:  John H. Myers
                                           Title:  Vice President